Exhibit 22.1

Co-Issuer of Debt Securities

Tyco Fire & Security Finance S.C.A. (“TFSCA”), a subsidiary of Johnson Controls International plc (the “Company”), co-issued with the Company the debt securities listed below:

0.375% Senior Notes due 2027

3.000% Senior Notes due 2028

5.500% Senior Notes due 2029

1.750% Senior Notes due 2030

2.000% Sustainability-Linked Senior Notes due 2031

1.000% Senior Notes due 2032

4.900% Senior Notes due 2032

3.125% Senior Notes due 2033

4.250% Senior Notes due 2035

TFSCA may co-issue additional debt securities under the Indenture dated as of December 28, 2016 between the Company and U.S. Bank National Association (successor in interest to U.S. Bank National Association), as trustee.